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EXHIBIT (21)

SUBSIDIARIES OF THE REGISTRANT

               NAME                                     STATE OF INCORPORATION


        Wayne County National Bank                               Ohio

        Chippewa Valley Bank                                     Ohio

        MidOhio Data, Incorporated                               Ohio

        Chippewa Valley Title Agency, Inc.                       Ohio




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